Exhibit 10.1

EXECUTION VERSION

FIFTH AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT

THIS FIFTH AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT (this “Amendment”) dated as of June 30, 2017 is by and among CELADON GROUP, INC. (the “Borrower”), the Guarantors identified on the signature pages hereto, the Lenders identified on the signature pages hereto and BANK OF AMERICA, N.A., in its capacity as Administrative Agent (in such capacity, the “Administrative Agent”).

W I T N E S S E T H

A.          Certain credit facilities have been provided to the Loan Parties pursuant to that certain Amended and Restated Credit Agreement (as amended, modified, supplemented, increased and extended from time to time, the “Credit Agreement”) dated as of December 12, 2014 by and among the Borrower, the Guarantors identified therein, the Lenders identified therein and the Administrative Agent.

B.          The Borrower has requested that the Lenders make certain amendments to the Credit Agreement.

C.          The Lenders have agreed to do so on the terms and conditions set forth in this Amendment.
NOW, THEREFORE, IN CONSIDERATION of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.          Defined Terms.  Capitalized terms used herein but not otherwise defined herein shall have the meanings provided to such terms in the Credit Agreement.

2.          Estoppel, Acknowledgement and Reaffirmation.  The Loan Parties hereby acknowledge and agree that, as of June 30, 2017, the Outstanding Amount of the Committed Loans and L/C Obligations constitute valid and subsisting obligations of the Loan Parties to the Lenders that are not subject to any credits, offsets, defenses, claims, counterclaims or adjustments of any kind.  The Loan Parties hereby acknowledge the Loan Parties’ obligations under the respective Loan Documents to which they are party.  Each of the Loan Parties hereby (i) acknowledges that it has granted Liens in favor of the Administrative Agent pursuant to, and is a party to, the Collateral Documents (including, with respect to certain Guarantors, pursuant to the Joinder Agreements executed by such Guarantors); (ii) reaffirms that each of the Liens created and granted in or pursuant to the Collateral Documents is valid and subsisting as of the date hereof; (iii) agrees that such Liens shall continue in effect as security for all Obligations under the Loan Document and (iv) agrees that this Amendment shall in no manner impair or otherwise adversely affect such Liens.

3.          Audit Events.

(a)          The Administrative Agent and the Lenders hereby acknowledge and agree that, until the earlier of (x) September 30, 2017 and (y) such time as the Borrower has received a determination from its auditors that the financial statements of the Borrower as delivered prior to the date hereof impacted by the Audit Events (as defined in that certain Fourth Amendment to Amended and Restated Credit Agreement and Waiver dated as of May 1, 2017), or as the same may be restated as deemed necessary by its auditors, can be relied upon, notice of which shall be provided to the Administrative Agent promptly and in any event within one (1) Business Day:

(i)          any representations and warranties as to preparation of financial statements of the Borrower in accordance with GAAP made or deemed to be made by the Loan Parties in connection with the delivery of (x) such financial statements under Sections 6.01(a), 6.01(b), and 6.02(o) of the Credit Agreement or (y) a Request for Credit Extension delivered under Section 4.02(c) of the Credit Agreement, shall be deemed to be qualified in their entirety by reference to and disclosure of the Audit Events, and no such representation or warranty shall be deemed untrue solely as a result of the occurrence of the Audit Events; and

(ii)          the existence of the Audit Events shall not, in and of itself, constitute a failure to satisfy the condition precedent set forth in Section 4.02(a) of the Credit Agreement.

(b)          Prior to September 30, 2017, the Loan Parties shall not make any Investment pursuant to Section 7.02(e) or (f) of the Credit Agreement, except for the following in an aggregate amount not to exceed $4,000,000 at any one time outstanding: (i) payroll, settlement, and similar advances to employees, drivers (including independent contractors), consultants or other service providers to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes, (ii) reasonable and customary advances of relocation expenses to employees and repair expense to independent contractors in the ordinary course of business, and (iii) advances to the Borrower¹s Mexican subsidiaries in the ordinary course of business based on accounts receivable generated by such subsidiaries not to exceed $750,000 at any one time outstanding.

4.          Amendments to Credit Agreement.  Subject to the satisfaction of the conditions precedent set forth below, the Credit Agreement is hereby amended as follows:

(a)          Section 1.01 of the Credit Agreement is hereby amended by deleting the following definitions in their entirety and substituting the following therefor:
“Applicable Rate” means the following percentages per annum as of the Fifth Amendment Effective Date and thereafter, as determined from the following table:
Applicable Rate
Commitment Fee	LIBOR Floating Rate +	Eurodollar Rate +	Letters of Credit	Base Rate +
.15%	2.75%	2.75%	2.75%	1.75%

Notwithstanding anything to the contrary contained in this definition, the determination of Applicable Rate for any period shall be subject to the provisions of Section 2.10(b).

“L/C Sublimit” means an amount equal to $35,000,000.  The L/C Sublimit is part of, and not in addition to, the Aggregate Commitments.

“Maximum Outstanding Amount” means $226,300,000, as such amount may be reduced pursuant to Section 2.02(f) or increased up to an amount not to exceed the Aggregate Commitments with the written consent of the Required Lenders.

(b)          Section 1.01 of the Credit Agreement is hereby amended by adding the following definitions to such section in the appropriate alphabetical order:
“Adjusted CTSI Revenue” means, for each calendar month, combined total revenue of Celadon Trucking Services, Inc. and Celadon Logistics Services, Inc., as determined in accordance with GAAP, less fuel surcharge revenue, less revenue derived from the Loan Parties’ facility in Rocky Mount, North Carolina, less revenue derived from flatbed trucking services.
“Adjusted EBITDAR” means, for any period, Consolidated Net Income for such period, plus, to the extent deducted in determining Consolidated Net Income, income taxes, interest expense, depreciation and amortization and Rent Expense for such period, plus (minus), to the extent deducted (included) in determining Consolidated Net Income, losses (gains) attributed from ownership in 19th Capital Group LLC (provided that cash distributions and dividends paid to Borrower from 19th Capital Group LLC shall not be subtracted from Consolidated Net Income), plus, without duplication, the sum of the following amounts to the extent deducted in determining Consolidated Net Income for such period: (i) extraordinary losses, (ii) unusual or non-recurring losses or expenses (including, without limitation, accruals in respect of potential class action awards or settlements), (iii) adjustments to balance sheet accruals in connection with closing, review, and audit of fiscal 2016, of each of the 2017 fiscal quarters, and the fiscal year ending June 30, 2017, whether or not in connection with the investigation initiated by the Borrower's Audit Committee in fiscal year 2017, (iv) non-cash compensation expense, (v) non-cash exchange, translation, or performance losses relating to any hedging transactions or foreign currency fluctuations, (vi) non-cash deferred debt amortization expense, early extinguishment of debt expense, original issue discount amortization or similar non-cash amounts attributable to financing, (vii) non-cash losses on sales, impairment, or write-downs of tangible or intangible assets and any costs and expenses associated with any dispositions of assets, (viii) expenses and charges relating to the investigation initiated by the Borrower’s Audit Committee initiated in fiscal year 2017, (ix) costs and expenses associated with the refinancing of this Agreement and the closing of transactions intended to refinance the Obligations (including both the Borrower’s and the Lenders’ professional fees, amendment fees, and investment banking “success” or similar fees),  (x) accruals for liability, workers' compensation, health, cargo, and other claims, or litigation related thereto, incurred after June 30, 2017, to the extent such accrued amounts have not been paid in cash and which the Borrower reasonably does not expect to be required to pay in cash during the then-current calendar quarter, (xi) to the extent any business unit is disposed of after June 30, 2017, an amount equal to the Adjusted EBITDAR associated with such business unit for the twelve months ended June 30, 2017, prorated for the number of days for which such business unit is not included in Adjusted EBITDAR otherwise calculated hereby, and (xii) other items approved by the Required Lenders.
“Borrower Financial Advisor” means the financial advisor retained by the Loan Parties prior to the Fifth Amendment Effective Date and any replacement financial advisor reasonably acceptable to the Administrative Agent and otherwise conforming to the requirements of Section 7.14.
“Disbursements” means, for any period, the sum of gross disbursements (excluding (x) issuances of Letters of Credit, (y) payments in respect of liabilities incurred in connection with the Wilmoth Litigation and (z) disbursements for fees and costs of the Agent Financial Advisor and counsels to the Administrative Agent and Lenders) by the Disbursement Parties during such period.
“Disbursement Budget” means that certain budget of monthly aggregate Disbursements for the months of July, August and September 2017 prepared by the Borrower, approved by the Borrower Financial Advisor.
“Disbursement Parties” means the Borrower and all Subsidiaries of the Borrower other than the Net Parties.
“Excluded Real Property” means the parcels of real property owned by the Loan Parties located at the following addresses: (a) 2955 E. 600 S, Warren, Indiana; (b) Osborn Lot, Tallahassee Street and Crenshaw Avenue, Gadsden, AL; (c) 112 Garford Avenue, Lima, OH; (d) 101 Dollar Street, Ottoville, OH; (e) 110 East Oak Street, Butler, IN; (f) 330 Mid State Truck Plaza, Little Rock, AR; (g) 5523 US Highway 301 South, Hope Mills, NC; and (h) 1707 N. 5th Street, Union City, TN.
“Fifth Amendment Effective Date” means June 30, 2017.
“Investment Banker” means the investment banker retained by the Loan Parties prior to the Fifth Amendment Effective Date and any replacement investment banker reasonably acceptable to the Administrative Agent and otherwise conforming to the requirements of Section 7.15.
“Maximum Borrowing Amount” means an amount equal to $192,163,675.22, as such amount may be reduced pursuant to Section 2.02(f) or increased up to an amount not to exceed the Aggregate Commitments with the written consent of the Required Lenders.
“Net Parties” means Taylor Express Inc.; Buckler Logistics, Inc.; Buckler Transport, Inc; Buckler Distribution Center; Distribution, Inc.; Celadon Mexicana, S.A. de C.V.; Servicios de Transportacion; Leasing Servicios, S.A. de C.V.; Jaguar Logistics A.A. de C.V.; Servicios Corporativos Jaguar; Celadon Canadian Holdings Limited; and Hyndman Transport Limited.
“Sale or Financing Transaction” means (i) any Disposition by any Loan Party or Subsidiary of any parcel of real property (other than that the Savannah Property, to the extent such property is subjected to a sale-leaseback transaction not prohibited by this Agreement) or (ii) incurrence by any Loan Party or Subsidiary of any Indebtedness that is secured by a Lien on any parcel of real property (excluding the incurrence of Indebtedness secured by a Lien on (x) the Loan Parties’ Canadian headquarters property located in Ayr, Ontario, Canada, or (y) the Savannah Property).
“Savannah Property” means that certain property under purchase agreement located in the City of Pooler, Chatham County, Georgia.

“Wilmoth Litigation” means Wilmoth et al v. Celadon Trucking Services, Inc.
(c)          Section 2.02(f) of the Credit Agreement is hereby amended and restated in its entirety as follows:
(f)          Notwithstanding any of the provisions of this Agreement to the contrary and subject to the other borrowing limitations of this Agreement, (i) the Total Outstandings shall not exceed the Maximum Outstanding Amount and (ii) the Outstanding Amount of all Loans shall not exceed the Maximum Borrowing Amount, in each case, at any time without the prior written consent of the Required Lenders.  In the event that any Loan Party or Subsidiary consummates any Sale or Financing Transaction with respect to any parcel of real property located in Canada, the Maximum Outstanding Amount and the Maximum Borrowing Amount shall each be reduced by an amount equal to the amount by which, if any, the aggregate amount of cash proceeds (net of any commissions and other reasonable and customary transaction costs incurred by such Loan Party in connection with such transaction) received by such Loan Party or Subsidiary in connection with all such Sale or Financing Transactions consummated after the Fifth Amendment Effective Date, rounded down to the nearest whole multiple of $100,000, exceeds $25,000,000.
(d)          Section 2.05(f) of the Credit Agreement is hereby amended and restated in its entirety as follows:
(f)          If for any reason, at any time, the ratio of (a) Total Assets as set forth in the Asset Coverage Ratio Certificate delivered pursuant to Section 6.02(h) with respect to the last Business Day of the preceding calendar week or month (as applicable) to (b) Total Outstandings is less than (i) 0.70 to 1.0 at any time on or prior to September 22, 2017 or (ii) 1.50 to 1.0 at any time after September 22, 2017, the Borrower shall on the next Business Day prepay Loans and/or Cash Collateralize the Dollar Equivalent of the L/C Obligations in the aggregate amount necessary to reduce the Total Outstandings to an amount that would comply with the applicable foregoing ratio, without a corresponding reduction of the Aggregate Commitments, the Maximum Outstanding Amount or the Maximum Borrowing Amount.
(e)          Section 2.05 of the Credit Agreement is hereby amended by adding the following new clauses (g) and (h) to such section:
(g)          Upon the consummation of any Sale or Financing Transaction with respect to any parcel of real property located in Canada, the Borrower shall on the next Business Day prepay Loans and/or Cash Collateralize the Dollar Equivalent of the L/C Obligations in an amount equal to the amount of cash proceeds (net of any commissions and other reasonable and customary transaction costs incurred by any Loan Party or Subsidiary in connection with such Sale or Financing Transaction) received by the applicable Loan Party or Subsidiary in connection with such Sale or Financing Transaction, without a corresponding reduction of the Aggregate Commitments or, except as provided in Section 2.02(f), the Maximum Outstanding Amount or the Maximum Borrowing Amount.
(h)          Upon the consummation of any incurrence of Indebtedness permitted under Section 7.03(g), the Borrower shall on the next Business Day prepay Loans and/or

Cash Collateralize the Dollar Equivalent of the L/C Obligations in an amount equal to the amount of cash proceeds (net of any commissions and other reasonable and customary transaction costs incurred by any Loan Party in connection with such transaction) received by the applicable Loan Party or Subsidiary in connection with such incurrence of Indebtedness, without a corresponding reduction of the Aggregate Commitments, the Maximum Outstanding Amount or the Maximum Borrowing Amount.
(f)          Section 4.02(f) of the Credit Agreement is hereby amended and restated in its entirety as follows:
(f)          After giving effect to the proposed Credit Extension, the ratio of (a) Total Assets as set forth in the Asset Coverage Ratio Certificate delivered pursuant to Section 6.02(h) with respect to the last Business Day of the preceding calendar week or month (as applicable) to (b) Total Outstandings shall not be less than (i) 0.70 to 1.0 at any time on or prior to September 22, 2017 or (ii) 1.50 to 1.0 at any time after September 22, 2017.
(g)          Section 6.02(o) of the Credit Agreement is hereby amended by adding the following proviso to the end of such section: “provided that the foregoing reports and information required under this clause (o) with respect to the calendar month ended May 31, 2017 shall be delivered to the Administrative Agent on or before July 10, 2017.”
(h)          Section 6.02 of the Credit Agreement is hereby amended by (i) replacing the words “second Business Day” in each of clauses (h), (i), (j), (k) and (l) of such section with the words “third Business Day”; (ii) replacing the period at the end of clause (q) of such section with a semicolon and (iii) adding the following new clauses (r), (s), (t), (u) and (v) to such section:
(r)          on or before July 31, 2017, (i) a confidential information memorandum with respect to a financing transaction that would result in the repayment in full of all Obligations under the Loan Documents (including through a facility such as the one contemplated by the ABL Term Sheet or otherwise) and (ii) an updated business plan and financial projections meeting the requirements set forth in Section 6.02(m) and approved by the Borrower Financial Advisor;
(s)          prior to 12:00 pm Eastern time on the third Business Day of each calendar month, commencing with the third Business Day of August, a report setting forth actual Disbursements for the disbursement period referenced in Section 6.12(d) ending on or most recently prior to such reporting date along with a reconciliation of such amounts with the Disbursement Budget;
(t)          prior to 12:00 pm Eastern time on the third Business Day of each calendar week, a certificate stating the aggregate balance of cash, cash equivalents and short-term marketable debt securities held by the Loan Parties in deposit accounts maintained at Mexican financial institutions as of the last Business Day of the preceding calendar week; and
(u)          prior to 12:00 pm Eastern time on the tenth Business Day of each calendar month, a certificate stating Adjusted CTSI Revenue of the Loan Parties for the preceding calendar month; and

(v)          within thirty (30) days of the end of July 2017 and each calendar month thereafter, a certificate stating Adjusted EBITDAR of the Loan Parties for the twelve-month period ended as of the last day of such month.
(i)          Section 6.12 of the Credit Agreement is hereby amended and restated in its entirety as follows:
6.12          Financial Covenants.
(a)          Lease Adjusted Total Debt To EBITDAR Ratio.  Maintain on a consolidated basis the Lease Adjusted Total Debt to EBITDAR Ratio not exceeding 4.00 to 1.00 as of any fiscal quarter end, commencing with the fiscal quarter ending September 30, 2017.
(b)          Fixed Charge Coverage Ratio.  Maintain on a consolidated basis a Fixed Charge Coverage Ratio of not less than 1.00 to 1.00 as of each fiscal quarter end, commencing with the fiscal quarter ending September 30, 2017.
(c)          Asset Coverage Ratio.  Not permit the Asset Coverage Ratio to be less than (i) 0.70 to 1.0 as of the last Business Day of any calendar week ending on or prior to September 29, 2017 and (ii) 1.50 to 1.0 as of the last Business Day of any calendar week ending after September 22, 2017.
(d)          Maximum Disbursements.  Not permit the aggregate amount of Disbursements of the Loan Parties to exceed (i) $99,008,000 for the period beginning July 1, 2017 and ending July 29, 2017; (ii) $104,585,000 for the period beginning July 30, 2017 and ending August 26, 2017; and (iii) $107,628,000 for the period beginning August 27, 2017 and ending September 30, 2017.
(e)          Adjusted CTSI Revenue.  Maintain Adjusted CTSI Revenue of not less than (i) $35,200,000 for the month of June 2017, (ii) $31,300,000 for the month of July 2017 and (iii) $35,600,000 for the month of August 2017.
(f)          Adjusted EBITDAR.  Maintain Adjusted EBITDAR, on a trailing twelve month basis, not less than (i) $77,404,000 for the twelve-month period ending July 31, 2017 and (ii) $68,616,000 for the twelve-month period ending August 31, 2017.
(j)          Section 6.16 of the Credit Agreement is hereby amended by deleting the word “other” immediately before the word “Wednesday” in such section.
(k)          Section 6.17 of the Credit Agreement is hereby amended and restated in its entirety as follows:
6.17          Titled Vehicles.  As soon as possible but not later than (i) June 30, 2017 (or such later date agreed to by the Administrative Agent) with respect to Vehicles for which a duplicate title certificate is not needed (which, together with all Vehicles for which the Borrower has applied to the applicable state Governmental Authority for a duplicate certificate of title, represent an amount not less than 89% of the total number of Vehicles required for compliance with this Section 6.17); and (ii) July 14, 2017 (or such later date agreed to by the Administrative Agent) with respect to all remaining Vehicles, the Borrower and the U.S. Guarantors shall file or cause to be filed, or delivered to the Administrative Agent’s designee for filing, in each office in each jurisdiction which the Administrative Agent shall deem reasonably necessary to perfect its Liens on the Vehicles designated by the Administrative Agent (which shall exclude any Vehicles that are currently encumbered by a Permitted Lien and Lien Prohibited Vehicles), applications for certificates of title or ownership (and any other necessary documentation) indicating the Administrative Agent’s first priority Lien on such Vehicle covered by such certificate.  For the avoidance of doubt, the Loan Parties shall be responsible for paying, or reimbursing the Administrative Agent, as applicable, for all fees, costs and other expenses incurred in connection with perfecting the Liens of the Administrative Agent on such Vehicles.
(l)          Section 6.18 of the Credit Agreement is hereby amended and restated in its entirety as follows:
6.18          Real Property.
(a)          With respect to each parcel of real property owned by the Borrower or any U.S. Guarantor with an estimated fair market value in excess of $5,000,000 (as reasonably determined by the Administrative Agent), the Loan Parties shall deliver to the Administrative Agent the following on or before July 14, 2017 (or such later date agreed to by the Administrative Agent), in each case in form and substance satisfactory to the Administrative Agent: (i) an environmental assessment of the real property prepared by an environmental engineer reasonably acceptable to the Administrative Agent, and accompanied by such reports, certificates, studies or data as Administrative Agent may reasonably require, which shall have been prepared not earlier than six months prior to the Fifth Amendment Effective Date, (ii) unless waived by the Administrative Agent in its discretion, an ALTA survey prepared and certified to the Administrative Agent by a surveyor acceptable to the Administrative Agent; (iii) flood zone determination certificates; (iv) copies of owner’s title insurance policies or property deeds and (v) such other information, documentation, and certifications as may be reasonably required by the Administrative Agent.  The Loan Parties shall cooperate with the Administrative Agent and permit the Administrative Agent to obtain appraisals of the Borrower’s and U.S. Guarantors’ real property, and the Loan Parties shall reimburse the Administrative Agent promptly upon demand for all costs and expenses incurred by the Administrative Agent in connection with such appraisals.
(b)          With respect to each parcel of real property owned by the Borrower or any U.S. Guarantor with an estimated fair market value in excess of $5,000,000 (as reasonably determined by the Administrative Agent), the Borrower or the applicable U.S. Guarantor shall provide to the Administrative Agent, on or before the Fifth Amendment Effective Date, a Mortgage and, on or before July 14, 2017 (or such later date as agreed to by the Administrative Agent), such other Real Property Security Documents as the Administrative Agent may request to cause such property to be subject at all times to a first priority, perfected Lien (subject in each case to Liens permitted under Section 7.01) in favor of the Administrative Agent for the benefit of the Lenders to secure the Obligations; provided that the requirements of this Section 6.18(b) with respect to any parcel of real property may be waived at the election of the Required Lenders.
(c)          With respect to each parcel of real property owned by the Borrower or any U.S. Guarantor with an estimated fair market value equal to or less than $5,000,000 (as reasonably determined by the Administrative Agent), excluding the Excluded Real Property, the Loan Parties shall deliver to the Administrative Agent the following on or before July 28, 2017 (or such later date agreed to by the Administrative Agent), in each case in form and substance satisfactory to the Administrative Agent: (i) an environmental assessment of the real property prepared by an environmental engineer reasonably acceptable to the Administrative Agent, and accompanied by such reports, certificates, studies or data as Administrative Agent may reasonably require, which shall have been prepared not earlier than six months prior to the Fifth Amendment Effective Date, (ii) unless waived by the Administrative Agent in its discretion, an ALTA survey prepared and certified to the Administrative Agent by a surveyor acceptable to the Administrative Agent; (iii) flood zone determination certificates; (iv) copies of owner’s title insurance policies or property deeds and (v) such other information, documentation, and certifications as may be reasonably required by the Administrative Agent.  The Loan Parties shall cooperate with the Administrative Agent and permit the Administrative Agent to obtain appraisals of the Borrower’s and U.S. Guarantors’ real property, and the Loan Parties shall reimburse the Administrative Agent promptly upon demand for all costs and expenses incurred by the Administrative Agent in connection with such appraisals.
(d)          On or before July 28, 2017 (or such later date as agreed to by the Administrative Agent), with respect to each parcel of real property owned by the Borrower or any U.S. Guarantor with an estimated fair market value equal to or less than $5,000,000 (as reasonably determined by the Administrative Agent), excluding the Excluded Real Property, the Borrower or the applicable U.S. Guarantor shall provide to the Administrative Agent a Mortgage and such other Real Property Security Documents as the Administrative Agent may request to cause such property to be subject at all times to a first priority, perfected Lien (subject in each case to Liens permitted under Section 7.01) in favor of the Administrative Agent for the benefit of the Lenders to secure the Obligations; provided that the requirements of this Section 6.18(d) with respect to any parcel of real property may be waived at the election of the Required Lenders.
(e)          Notwithstanding any provision in this Agreement to the contrary, in no event shall any Lender (other than the Lender that serves as the Administrative Agent) obtain the benefit of any Liens on real property Collateral that constitutes a building or manufactured (mobile) home (each a “Building”), in each case until such time as such Lender notifies the Administrative Agent and the Borrower that such Lender has elected to obtain the benefit of such Liens on real property Collateral that constitutes a Building following such Lender’s determination that all applicable flood insurance regulation requirements have been satisfied.  Upon such notice, such Lender shall automatically obtain the benefit of any Liens on real property Collateral that constitutes a Building without the need for further action by any party.
(m)          Section 6.20 of the Credit Agreement is hereby amended and restated in its entirety as follows:
6.20          Deposit Accounts.  From and after July 28, 2017 (or such later dated agreed to by the Required Lenders), maintain all of their deposit accounts with the Administrative Agent or with another financial institution that has entered into a deposit account control agreement with the Administrative Agent and the applicable Loan Party in form and substance satisfactory to the Administrative Agent; provided that deposit accounts maintained at Mexican financial institutions shall be excluded from the requirements of this Section 6.20 to the extent that the aggregate balance of cash, cash equivalents and short-term marketable debt securities held by the Loan Parties in such deposit accounts does not exceed $1,500,000 at any time, subject to temporary variances from such amount disclosed to and approved by the Administrative Agent.
(n)          The following new Section 6.21 is hereby added to the Credit Agreement:
6.21          Perfection Certificate.  On or before July 31, 2017 (or such later dated agreed to by the Administrative Agent), the Loan Parties shall execute and deliver to the Administrative Agent a perfection certificate in the form provided by the Administrative Agent prior to the Fifth Amendment Effective Date.
(o)          The following new Section 6.22 is hereby added to the Credit Agreement:
6.22          Canadian Collateral.  On or before the July 28, 2017, the Canadian Loan Parties shall execute and deliver such Collateral Documents as the Administrative Agent may reasonably request for the purpose of granting and perfecting Liens in favor of the Administrative Agent on substantially all assets of the Canadian Loan Parties excluding (i) real property assets located in Canada; (ii) any assets encumbered by Liens as of the Fifth Amendment Effective Date, so long as such Liens were permitted under Section 7.01 as in effect immediately prior to the Fifth Amendment Effective Date; and (iii) any assets intended to be encumbered, or actually encumbered, by Liens permitted under Section 7.01(k) so long as the Indebtedness intended to be incurred pursuant to Section 7.03(g) is incurred on or prior to August 31, 2017 (or such later dated agreed to by the Administrative Agent).
(p)          Section 7.01 of the Credit Agreement is hereby amended (i) by deleting the word “and” from the end of clause (i) of such section; (ii) by replacing the period at the end of clause (j) of such section with “; and” and (iii) adding the following new clause (k) to such section:
(k)          Liens granted by Canadian Subsidiaries encumbering Canadian Vehicles securing Indebtedness permitted under Section 7.03(g).
(q)          Section 7.03 of the Credit Agreement is hereby amended (i) by deleting the word “and” from the end of clause (e) of such section; (ii) by replacing the period at the end of clause (f) of such section with a semicolon and (iii) adding the following new clauses (g) and (h) to such section:

(g)          Indebtedness of Canadian Subsidiaries not exceeding $27,000,000 secured by the Liens permitted under Section 7.01(k) hereof, and any refinancings, refundings, renewals and extensions thereof; and
(h)          to the extent constituting Indebtedness, any Investment permitted under Section 7.02(b).
(r)          The following new Sections 7.14, 7.15 and 7.16 are hereby added to the Credit Agreement:
7.14          Borrower Financial Advisor.  Terminate or limit the scope of the Borrower Financial Advisor’s engagement without the prior written consent of the Administrative Agent unless the Borrower Financial Advisor is immediately replaced with another nationally known advisory firm whose identity and scope of engagement are reasonably acceptable to the Administrative Agent.
7.15          Investment Banker.  Terminate or limit the scope of the Investment Banker’s engagement without the prior written consent of the Administrative Agent unless the Investment Banker is immediately replaced with another investment banker whose identity and scope of engagement are reasonably acceptable to the Administrative Agent.
7.16          Sale or Financing Transactions.  Consummate, or agree to consummate, any Sale or Financing Transaction with respect to any parcel of real property, other than any parcel of real property located in Canada, without the prior written consent of the Required Lenders.
(s)          Section 8.01(e)(i) of the Credit Agreement is hereby amended by replacing the words “(other than Indebtedness hereunder and Indebtedness under Swap Contracts)” in such section with the following words: “(other than (x) Indebtedness under any capital lease, Synthetic Lease Obligation or purchase money obligation permitted under Section 7.03 with respect to any Vehicle so long as the applicable lessor or holder of such obligation does not take any action against the applicable Loan Party or Vehicle, or, to the extent constituting Indebtedness, the Indebtedness under the purchase agreement for the Savannah Property, in each case so long as such failure could not reasonably be expected to have a Material Adverse Effect, (y) Indebtedness hereunder and (z) Indebtedness under Swap Contracts)”.
(t)          Section 8.01(h)(i) of the Credit Agreement is hereby amended by replacing the amount $10,000,000 in such section with the amount $5,000,000.
5.          Amendment Fee.  In consideration of the Lenders’ agreements set forth herein, the Borrower shall pay to the Administrative Agent, for the account of each Consenting Lender according to its Applicable Percentage, an amendment fee (the “Amendment Fee”) in an amount equal to 1.0% of such Consenting Lender’s Applicable Percentage of the Maximum Outstanding Amount as of the Fifth Amendment Effective Date ($226,300,000).  The Amendment Fee shall be fully-earned and non-refundable as of the date hereof.  25% of the Amendment Fee shall be due and payable on the Amendment Effective Date, and the remaining 75% of the Amendment Fee shall be due and payable upon the earliest to occur of the Maturity Date, acceleration of any Obligations under the Loan Documents or repayment in full of the Obligations under the Loan Documents (other than contingent indemnification obligations, Banking Services Obligations and the obligation to pay the remaining 75%

of the Amendment Fee).  As used herein, “Consenting Lender” means a Lender that executes and delivers to the Administrative Agent a signature page to this Amendment on or prior to 12:00 pm Eastern time on June 30, 2017.

6.          Reporting.  For the avoidance of doubt, the Loan Parties shall deliver a Compliance Certificate and all other financial reports with respect to the fiscal quarter ending June 30, 2017 as and when required under the Credit Agreement notwithstanding the absence of financial covenants with respect to such fiscal quarter.

7.          Conditions Precedent.  This Amendment shall become effective as of the date hereof upon the satisfaction (or waiver by the Administrative Agent) of the following conditions precedent:

(a)          receipt by the Administrative Agent of counterparts of this Amendment duly executed by the Borrower, the Guarantors, Lenders constituting Required Lenders and the Administrative Agent;

(b)          receipt by the Administrative Agent, for distribution to the Consenting Lenders according to each Consenting Lender’s Applicable Percentage, of payment of 25% of the Amendment Fee;

(c)          receipt by the Administrative Agent of the Disbursement Budget in form and substance reasonably acceptable to the Required Lenders;

(d)          receipt by the Administrative Agent of Mortgages duly executed by the applicable Loan Parties with respect to each parcel of real property owned by the Borrower or any U.S. Guarantor with an estimated fair market value in excess of $5,000,000 (as reasonably determined by the Administrative Agent).

(e)          receipt by the Administrative Agent of opinions of legal counsel to the Borrower in form and substance reasonably acceptable to the Administrative Agent, addressed to the Administrative Agent and each Lender, dated as of the date hereof;

(f)          receipt by the Administrative Agent of a certificate of each Loan Party dated as of the date hereof signed by a Responsible Officer of such Loan Party (A) certifying and attaching resolutions adopted by the board of directors or equivalent governing body of such Loan Party approving this Amendment and (B) in the case of the Borrower, certifying that, after giving effect to this Amendment, (1) the representations and warranties of each Loan Party contained in Article V of the Credit Agreement or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, are true and correct in all material respects on and as of the date hereof, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects as of such earlier date, in each case, other than with respect to the Audit Events, and (2) no Default exists after giving effect to this Amendment;

(g)          receipt by the Administrative Agent of reimbursement from the Borrower for all reasonable and documented fees and costs (including without limitation (A) all costs incurred in connection with appraisals and perfection of Liens on Vehicles and (B) reasonable fees and costs of (i) counsel to the Administrative Agent and (ii) the Agent Financial Advisor) incurred in connection with the Loan Documents through the Fifth Amendment Effective Date; and

(h)          receipt by each Lender of reimbursement from the Borrower for all reasonably fees and costs of counsel to such Lender incurred in connection with the Loan Documents through the Fifth Amendment Effective Date.

8.          Payment of Fees and Expenses.  Promptly, and in any event within 5 Business Days of demand therefor, the Borrower shall reimburse the Administrative Agent for all fees and expenses of the Administrative Agent (including without limitation, all fees and expenses of counsel and financial advisors to the Administrative Agent and all appraisal, inspection and other costs incurred by the Administrative Agent) and any Lender for all fees and expenses of counsel to such Lender, in each case, incurred in connection with the Loan Documents, including without limitation this Amendment.

9.          Release.  In consideration of the Administrative Agent’s and the Lenders’ willingness to enter into this Amendment, each of the Loan Parties hereby releases and forever discharges the Administrative Agent, the Lenders and each of the Administrative Agent’s and the Lenders’ predecessors, successors, assigns, officers, managers, directors, employees, agents, attorneys, representatives, and affiliates (hereinafter all of the above collectively referred to as the “Lender Group”), from any and all claims, counterclaims, demands, damages, debts, suits, liabilities, actions and causes of action of any nature whatsoever, in each case to the extent arising in connection with the Loan Documents or any of the negotiations, activities, events or circumstances arising out of or related to the Loan Documents through the date of this Amendment, whether arising at law or in equity, whether known or unknown, whether liability be direct or indirect, liquidated or unliquidated, whether absolute or contingent, foreseen or unforeseen, and whether or not heretofore asserted, which any of the Loan Parties may have or claim to have against any entity within the Lender Group.

10.          Amendment is a “Loan Document”.  This Amendment is a Loan Document and all references to a “Loan Document” in the Credit Agreement and the other Loan Documents (including, without limitation, all such references in the representations and warranties in the Credit Agreement and the other Loan Documents) shall be deemed to include this Amendment.

11.          Representations and Warranties; No Default.  Each Loan Party represents and warrants to the Administrative Agent and each Lender that (a) any forecasts of cash flows and other projections delivered to the Administrative Agent or any Lender prior to the Fifth Amendment Effective Date reflect the Borrower’s good faith estimate of the matters described therein, (b) the representations and warranties of each Loan Party contained in Article V of the Credit Agreement or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, are true and correct in all material respects on and as of the date hereof, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects as of such earlier date, in each case, other than with respect to the Audit Events, and (c) after giving effect to this Amendment, no Default exists, including without limitation any Default under Section 8.01(e) of the Credit Agreement.

12.          No Other Changes.  Except as modified hereby, all of the terms and provisions of the Loan Documents shall remain in full force and effect.

13.          Counterparts; Delivery.  This Amendment may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  Delivery of an executed counterpart of this Amendment by facsimile or other electronic imaging means shall be effective as an original.

14.          Amendment, Modification and Waiver.  This Amendment may not be amended, modified or waived except by an instrument or instruments in writing signed and delivered on behalf of each of the parties hereto.

15.          Governing Law.  This Amendment shall be deemed to be a contract made under, and for all purposes shall be construed in accordance with, the laws of the State of Indiana.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Fifth Amendment to Amended and Restated Credit Agreement to be duly executed as of the date first above written.

BORROWER:	CELADON GROUP, INC.

	By:	/s/ Bobby Peavler
	Name:	Bobby Peavler
	Title:	Executive Vice President, Chief Financial Officer, and Treasurer

GUARANTORS:	CELADON TRUCKING SERVICES, INC.

	By:	/s/ Bobby Peavler
	Name:	Bobby Peavler
	Title:	Treasurer

CELADON LOGISTICS SERVICES, INC.

	By:	/s/ Bobby Peavler
	Name:	Bobby Peavler
	Title:	Treasurer

QUALITY EQUIPMENT LEASING, LLC

	By:	/s/ Paul Will
	Name:	Paul Will
	Title:	Chief Executive Officer

CELADON E-COMMERCE, INC.

	By:	/s/ Paul Will
	Name:	Paul Will
	Title:	Chief Executive Officer

TRANSPORTATION SERVICES INSURANCE COMPANY, INC.

	By:	/s/ Chase Welsh
	Name:	Chase Welsh
	Title:	Secretary

A&S SERVICES GROUP, LLC

	By:	/s/ Kenneth Buck, Jr.
	Name:	Kenneth Buck, Jr.
	Title:	Chief Executive Officer and President
CELADON GROUP, INC.
FIFTH AMENDMENT

GUARANTORS:	OSBORN TRANSPORTATION, INC.

	By:	/s/ Paul Will
	Name:	Paul Will
	Title:	Chief Executive Officer

CELADON CANADIAN HOLDINGS, LIMITED

	By:	/s/ Paul Will
	Name:	Paul Will
	Title:	Chief Executive Officer

HYNDMAN TRANSPORT LIMITED By: Celadon Trucking Services, Inc., its sole Member

	By:	/s/ Bobby Peavler
	Name:	Bobby Peavler
	Title:	Treasurer

AMERICAN QUALITY, LLC By: The American Franchising Group LLC, its sole Member By: Quality Companies LLC, its sole member

	By:	/s/ Paul Will
	Name:	Paul Will
	Title:	Chief Executive Officer

BEE LINE, INC.

	By:	/s/ Kenneth Core
	Name:	Kenneth Core
	Title:	Secretary

CELADON GROUP, INC.
FIFTH AMENDMENT

GUARANTORS:	BUCKLER TRANSPORT, INC.

	By:	/s/ Bobby Peavler
	Name:	Bobby Peavler
	Title:	Treasurer

CELADON DRIVING ACADEMY, LLC By: Celadon Trucking Services, Inc., its sole Member

	By:	/s/ Bobby Peavler
	Name:	Bobby Peavler
	Title:	Treasurer

CELADON REALTY, LLC By: Celadon Group, Inc., its sole Member

	By:	/s/ Bobby Peavler
	Name:	Bobby Peavler
	Title:	Executive Vice President, Chief Financial Officer, and Treasurer

DISTRIBUTION, INC.

	By:	/s/ Bobby Peavler
	Name:	Bobby Peavler
	Title:	Treasurer

EAGLE LOGISTICS SERVICES INC.

	By:	/s/ Paul Will
	Name:	Paul Will
	Title:	Chief Executive Officer

CELADON GROUP, INC.
FIFTH AMENDMENT

GUARANTORS:	HOME MANAGEMENT PROS, LLC By: The American Franchising Group LLC, its sole Member By: Quality Companies LLC, its sole member

	By:	/s/ Paul Will
	Name:	Paul Will
	Title:	Chief Executive Officer

PROSAIR TECHNOLOGIES, LLC By: Quality Companies LLC, its sole member

	By:	/s/ Paul Will
	Name:	Paul Will
	Title:	Chief Executive Officer

QUALITY COMPANIES LLC By: Celadon Trucking Services, Inc., its sole Member

	By:	/s/ Bobby Peavler
	Name:	Bobby Peavler
	Title:	Treasurer

TAYLOR EXPRESS, INC.

	By:	/s/ Kenneth Core
	Name:	Kenneth Core
	Title:	Secretary

CELADON GROUP, INC.
FIFTH AMENDMENT

GUARANTORS:	THE AMERICAN FRANCHISING GROUP LLC By: Quality Companies LLC, its sole member

	By:	/s/ Paul Will
	Name:	Paul Will
	Title:	Chief Executive Officer

CELADON GROUP, INC.
FIFTH AMENDMENT

ADMINISTRATIVE AGENT:	BANK OF AMERICA, N.A., as Administrative Agent

	By:	/s/ Andrew J. Maidman
	Name:	Andrew J. Maidman
	Title:	Senior Vice President

LENDERS:	BANK OF AMERICA, N.A., as a Lender

	By:	/s/ Andrew J. Maidman
	Name:	Andrew J. Maidman
	Title:	Senior Vice President

WELLS FARGO BANK, N.A., as a Lender

	By:	/s/ Kristine Netjes
	Name:	Kristine Netjes
	Title:	Senior Vice President

CITIZENS BANK, N.A., as a Lender

	By:	/s/ Diane Mullan-Cromwell
	Name:	Diane Mullan-Cromwell
	Title:	Senior Vice President

Back to Form 8-K

CELADON GROUP, INC.
FIFTH AMENDMENT